UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
JPMORGAN CHASE & CO.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Aaron Bertinetti
Managing Director
Head of ESG
Investor Relations

May 7, 2024

Glass Lewis
100 Pine Street, Suite 1925
San Francisco, CA 94111

RE: JPM RFS - Comments on Glass Lewis research published on our 2024 Annual Meeting

We are writing to Glass Lewis to provide our comments and response to your analysis and recommendation to shareholders regarding “Proposal 10: Shareholder Opportunity to Vote on Excessive Golden Parachutes” and “Proposal 5: Independent Board Chairman” in your proxy report (“GL Report”). We will also file this letter with the SEC in order to make it widely available to our shareholders. For more information, our proxy statement (“Proxy”) can be found online here and our proxy supplemental presentation (“Supplement”) can be found here.
We believe the current GL Report merits a revised analysis and recommendation for the following reasons: On Proposal 10: Shareholder Opportunity to Vote on Excessive Golden Parachutes:
1)Glass Lewis has not disclosed or addressed key arguments the Board made in the Proxy and Supplement. We are concerned Glass Lewis has chosen to prioritize its own reasons for supporting a shareholder proposal, without fairly disclosing and addressing the counter rationale the Board has provided.
2)By ignoring the Board’s explanation, Glass Lewis has defined and recommended a severance policy that if approved by shareholders would allow the Board to provide our CEO with a cash severance that is significantly higher than what is currently allowed through the Firm’s severance limit of $400,000 including for retirement, without needing future shareholder approval. Similar higher amounts would apply to other NEOs as well. The Firm’s severance limit of $400,000 is a fraction of our CEO’s annual compensation – a multiple of 0.06 of salary and cash incentive paid for 2023 – and much lower than the multiple of 2.99 that Glass Lewis recommends.
On Proposal 5: Independent Board Chairman:

3)Glass Lewis does not disclose or address key arguments the Board made in responding to the Independent Board Chairman proposal. In particular, Glass Lewis does not address the lack of empirical evidence to support its and the proponent’s claims. Indeed, Glass Lewis ignores the very research it cites “that the value of having a non-executive chair is largely dependent on the unique circumstances of a given company” and that “evidence shows companies that do [separate the Chair and CEO roles] because of investor pressure and not for internal or structural reasons experience a decrease in market valuation and lower future operating performance”.1
4)In addition, Glass Lewis fails to acknowledge that its argument is disproved by the Company’s performance over a long period of time where our current structure has strongly served in shareholders’ interests vs. peers, that the Board is currently in the process of planning for an orderly CEO transition in the medium term, and that the prevailing market practice of more than two-thirds of the 100 largest listed companies on the NYSE and NASDAQ is to successfully utilize similar non-independent chairman structures.
We have provided more details on these concerns with the GL Report’s omissions and analysis on the following pages.
1 Glass Lewis In-Depth Report on Independent Chair is cited in the GL Report as empirical evidence in support of Glass Lewis’ recommendation. The quotes referring to research are from page 4 of Glass Lewis’ report.

277 Park Avenue, New York, NY 10172
aaron.bertinetti@jpmchase.com

JPMorgan Chase & Co.

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PROPOSAL 10: SHAREHOLDER OPPORTUNITY TO VOTE ON EXCESSIVE GOLDEN PARACHUTES

While we recognize that the GL Report summarized several of the arguments set forth by the Board in opposition to the proposal regarding golden parachutes, GL omitted key factors and otherwise provided a less than comprehensive analysis of all of the reasons the Board has clearly disclosed as a rationale for why shareholders should not support this proposal.
As disclosed in the Supplement (p. 8) and Proxy (pp. 102-104), the Board believes the proposed policy is unnecessary and would provide no meaningful additional benefits to shareholders. The GL Report omits a more complete discussion and analysis of reasons noted in bullet points # 2, 3, 4 and 5 below.
1.No Employment or Golden Parachute Agreements: The Firm does not provide golden parachute agreements. There are no employment agreements and Named Executive Officers (“NEOs”) are not entitled to special severance benefits. The key terms of the proposal are not compatible with our Firm’s compensation program for our NEOs. The proposal misleadingly suggests that NEOs may be entitled to benefits that have not existed at JPMC.
2.Including Equity is Not Market Practice: The inclusion of equity awards does not align with general market practices. Using the proponent’s definition, a severance payout would include equity, which represents the majority of annual incentive compensation for all NEOs.
3.Our Severance is Below 2.99x: All employees participate at the same level of severance that is capped at 52 weeks of salary or $400,000 for U.S.-based employees. The proposal would allow severance packages up to 2.99 times the sum of the executive’s base salary plus target short-term bonus without shareholder approval. The Firm does not have target short-term bonuses but awards annual variable incentives in cash and equity.
4.Goes Beyond Change in Control: The proposal defines golden parachute payments as that which is paid out or vests due to a senior executive’s termination for any reason. This can be interpreted to mean that it should apply beyond a change in control event to payments awarded under any termination trigger, including in the event of retirement, employment termination or resignation.
5.Misleading Peer Comparisons: The proponent notes this proposal received majority support at four other companies but fails to note that each of these companies have employment agreements that provide for additional severance benefits of the type that do not exist at the Firm.
Further, the GL Report stated “in the U.S. market, actual short-term cash payments are often used instead of target short- term cash opportunities in severance calculations. We believe that the actual short-term cash portion of the Company’s total annual incentive provided to an executive may serve as a suitable proxy.”
Based on Glass Lewis’ interpretation of using actual short-term cash incentive, the calculation of severance benefits would result in a significantly higher amount than our existing broad-based severance benefit cap of $400,000 as noted above. For example, using Glass Lewis’ definition our Chairman and CEO would be entitled to a severance benefit of significantly more cash without requiring shareholder approval than currently provided through the Firm’s existing severance cap – which is 0.06x based on 2023 salary and cash incentive for our Chairman and CEO.
Our proxy statement annually discloses the limits of what is available to NEOs in the event of termination under a variety of scenarios. A proposal based on substantially larger and speculative costs does not align with shareholder interests.

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PROPOSAL 5: SHAREHOLDER PROPOSAL REGARDING INDEPENDENT CHAIR

While we recognize that Glass Lewis believes an independent chair “is nearly always preferable”, the GL Report omits mention and analysis of the key reasons the Board has clearly disclosed as a rationale for why shareholders should not support this proposal. We believe these reasons warrant an exception under the “nearly always preferable” GL benchmark policy.
As disclosed in the Supplement (p. 11) and Proxy (pp. 92-94), the Board believes the proposal’s requested policy is adverse to the interests of the Firm’s shareholders. The GL Report omits a more complete discussion and analysis of reasons noted in bullet points # 1, 2, 3, 5 and 7 below.
1.The proponent asserts that having an independent board chairman “whenever possible” is best practice, without providing any empirical evidence demonstrating a significant relationship between separate Chair and CEO roles and strong company performance. In contrast, the Firm’s long-term, strong financial performance and meaningful progress on key initiatives demonstrate that the current structure allows for effective execution on strategic priorities.
2.As disclosed in the Proxy (pp. 38, 93), the Firm has outperformed most of its peers on ROTCE and relevant indices on TSR under the leadership structure of our Chair and a Lead Independent Director. This includes outperforming companies with independent chairs. This enduring outperformance has occurred while maintaining an independent Board with a Lead Independent Director, and disproves Glass Lewis’ general and unsubstantiated claim that “an independent chair is better able to oversee the executives of a company and set a pro-shareholder agenda.”

3.Annual evaluation of the Firm’s leadership structure is important because “one-size-does-not-fit-all” and there is no clear consensus about ideal leadership structures. As evidenced by a market practice study2 the majority of the 100 largest U.S. public companies listed on the NYSE and Nasdaq have a combined CEO/Chair role, and ~30% of those companies with separate roles do not have an independent chair.
4.It would prevent the Board from exercising its discretion to make the best-informed decision on its leadership structure, which is critical to the Board's ability to fulfill its fiduciary duties.
5.The Board conducted extensive shareholder outreach and enhanced our Corporate Governance Principles. The Board believes its general policy on separating the Chair and CEO roles upon the next CEO transition best serves the Firm and its shareholders as it focuses on enabling an orderly CEO transition to take place in the medium-term.
6.It is unclear what the proponent intends in suggesting that the Firm adopt a “Temporary Chairman” – this is not a standard corporate governance practice and would undermine the authority of the Chair role at JPMorgan Chase.
7.Shareholders have demonstrated overwhelming support for the current Lead Independent Director, Stephen B. Burke, receiving more than 90% of shareholder votes for each election during his tenure.

2 Shearman & Sterling's 2023 Corporate Governance & Executive Compensation Survey states that, of the 100 largest U.S. public companies listed on the NYSE and Nasdaq, 54 have a combined CEO/Chair role, and at the 46 companies where the chair and CEO positions are separated, 14 chairs were not independent.

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SUMMARY

Without an analysis of the above factors, the GL Report’s recommendations do not appear to provide shareholders and Glass Lewis clients with a balanced and transparent account of the Board’s rationale for why shareholders should not support these proposals.
Based on the foregoing, we request Glass Lewis to conduct a review of the facts and provide an updated analysis and recommendation that address these concerns and omissions.
Yours sincerely,

Aaron Bertinetti